(610) 478-2000


                       September 24, 1997



Board of Directors
BCB Financial Services Corporation
400 Washington Street
Reading, Pennsylvania  19603

Re:  BCB Financial Services Corporation 1996 Stock Option Plan

Ladies and Gentlemen:

     You have asked us to provide you with our opinion whether the 114,000 shares of common stock, par value $2.50 per share (the "Common Stock"), of BCB Financial Services Corporation (the "Company") that may be issued from time to time pursuant to the exercise of options issued under the BCB Financial Services Corporation 1996 Stock Option Plan (the "Plan"), when and if such shares are issued pursuant to and in accordance with the Plan, will be duly and validly issued, fully paid and nonassessable.

     In connection with this matter, we, as counsel to the Company, have reviewed the following:

     1. the Pennsylvania Business Corporation Law of 1988, as amended;

     2.   the Company's Articles of Incorporation, as amended;

     3.   the Company's By-Laws, as amended;

     4. Resolutions adopted by the Company's Board of Directors on October 22, 1996; and

     5.   the Plan.

     Based upon such review, it is our opinion that the Common Stock issuable upon the exercise of options granted under the Plan, when and as issued in accordance with the provisions of the Plan, will be duly and validly issued, fully paid and nonassessable. In giving the foregoing opinion, we have assumed that the Company will have, at the time of the issuance of such Common Stock, a sufficient number of authorized shares available for issue.

     We hereby consent to the filing of this opinion as an exhibit to the registration statement that the Company is filing this date in connection with the registration of 114,000 shares of Common Stock issuable under the Plan. In giving this consent, however, we do not acknowledge or admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the Rules and Regulations of the Securities and Exchange Commission thereunder.

                              Very truly yours,

                              STEVENS & LEE